CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement on Form SB-2 of Neah Power Systems, Inc. ("the Company") of our audit report dated January 10, 2008, on our audit of the consolidated balance sheets of the Company as of September 30, 2007 and December 31, 2006, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the nine months and year, respectively, then ended.

Our report, dated January 10, 2008, contains an explanatory paragraph that states that the Company has experienced recurring losses from operations. This raises substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We also consent to the reference to our firm under the heading "Interest of Named Experts" in the Registration Statement on Form SB-2.

/S/ PETERSON SULLIVAN PLLC

January 18, 2008
Seattle, Washington